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                            VECTRA TECHNOLOGIES, INC.

                                   EXHIBIT 22
                           SUBSIDIARIES OF THE COMPANY



VECTRA Government Services Inc., a Delaware corporation

VECTRA Technologies Ltd, a United Kingdom corporation

VECTRA Nevada, Inc., a Nevada corporation

VECTRA Services, Inc., a Washington corporation

VECTRA Waste Services, LLC, a Washington corporation

Provident Union Insurance Company Limited, a Bermuda corporation

Nuclear Packaging, Inc., a Washington corporation

Pacific Nuclear Storage Systems, Inc., a Washington corporation

CTL International, Inc., a Washington corporation


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